Exhibit 99.1

Company Contacts:

Impax Laboratories, Inc.

Mark Donohue

Investor Relations and Corporate Communications

(215) 558-4526

www.impaxlabs.com

Impax Laboratories Announces Reduction in Workforce

HAYWARD, Calif., June 5, 2013 – Impax Laboratories, Inc. (NASDAQ: IPXL) today announced a reduction in its workforce as a part of the Company’s efforts to streamline its operations in response to the need to reduce expenses and adapt to changing market conditions. The reduction primarily affected manufacturing operations and is intended to reduce Impax’s cost structure and scale the organization appropriately for its current needs.

The action resulted in a reduction of approximately 110 positions, with the majority at the Hayward, California manufacturing facility.

"This reduction in our workforce was a difficult decision, but necessary to position Impax for a brighter future. We recognize that our plans will have a significant impact on many of our dedicated colleagues. We remain grateful for their significant contributions and commitment over the years and have established severance and outplacement assistance for those employees affected by this action," said Dr. Larry Hsu, Impax Laboratories president and chief executive officer.

Dr. Hsu continued, "We remain committed to advancing our generic and brand business pipelines and growth strategy. To succeed, we must decrease our costs while efficiently advancing our strategic growth priorities in both our generic and brand businesses. These steps ensure the availability of sufficient investment capital to fund these priorities.”

The reductions became necessary as a result of lower production volumes at the Hayward facility due to the transfer of products to the Company’s more cost efficient Taiwan plant, previously announced product discontinuances and delayed product launches. The Company expects the reduction in both personnel and other variable expenses, including the product discontinuances, to yield an annual cost savings of approximately $15.0 million. The Company expects the total savings within cost of goods sold in 2013 from these actions to be approximately $10.0 million.

The Company will also reduce its contracted brand sales force from 84 to 64 positions, as well as four regional sales management positions. This short-term action is due to the delay in approval for RYTARYTM and is expected to result in a reduction of the Company’s selling expenses of approximately $2.0 million in 2013. The Company remains committed to receiving RYTARY approval and expects to expand its sales force to the appropriate level following regulatory approval of RYTARY.

The Company expects the reduction in workforce to result in a charge of approximately $2.4 million in the second quarter 2013.

The expected savings in cost of goods sold and selling expenses in 2013 have no impact on the Company’s 2013 financial guidance for gross margin as a percentage of revenues and SG&A expenses (selling, general and administrative) that was updated on May 1, 2013.

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the effect of current economic conditions on the Company’s industry, business, financial position and results of operations, fluctuations in revenues and operating income, the Company’s ability to promptly correct the issues raised in the warning letter and Form 483 observations received from the FDA, the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner, reductions or loss of business with any significant customer, the impact of consolidation of the Company’s customer base, the impact of competition, the Company’s ability to sustain profitability and positive cash flows, any delays or unanticipated expenses in connection with the operation of the Company’s Taiwan facility, the effect of foreign economic, political, legal and other risks on the Company’s operations abroad, the uncertainty of patent litigation, the increased government scrutiny on the Company’s agreements with brand pharmaceutical companies, consumer acceptance and demand for new pharmaceutical products, the impact of market perceptions of the Company and the safety and quality of the Company’s products, the difficulty of predicting FDA filings and approvals, the Company’s ability to achieve returns on its investments in research and development activities, the Company’s inexperience in conducting clinical trials and submitting new drug applications, the Company’s ability to successfully conduct clinical trials, the Company’s reliance on third parties to conduct clinical trials and testing, impact of illegal distribution and sale by third parties of counterfeits or stolen products, the availability of raw materials and impact of interruptions in the Company’s supply chain, the use of controlled substances in the Company’s products, disruptions or failures in the Company’s information technology systems and network infrastructure, the Company’s reliance on alliance and collaboration agreements, the Company’s dependence on certain employees, the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry, the regulatory environment, the Company’s ability to protect its intellectual property, exposure to product liability claims, changes in tax regulations, the Company’s ability to manage growth, including through potential acquisitions, the restrictions imposed by the Company’s credit facility, uncertainties involved in the preparation of the Company’s financial statements, the Company’s ability to maintain an effective system of internal control over financial reporting, the effect of terrorist attacks on the Company’s business, the location of the Company’s manufacturing and research and development facilities near earthquake fault lines and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

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